Sub-Item 77Q1:  Exhibits – Investment Management Agreement

The Investment Management Agreement dated and effective as of December 10, 2009 between Special Opportunities Fund, Inc. (formerly Insured Municipal Income Fund Inc.), a Maryland corporation, and Brooklyn Capital Management, LLC, a Delaware limited liability company, was previously filed on Schedule 14A on November 19, 2009, and is incorporated herein by reference.